FOR IMMEDIATE RELEASE March 31, 2006	FOR MORE INFORMATION CALL: LIGHTSTONE SECURITIES LLC: Edward Devereaux President and CEO (866) 792-8700 MEDIA: Kathleen Rodriguez Beckerman Public Relations (908) 781-6420 kathleen@beckermanpr.com

LIGHTSTONE VALUE PLUS REIT GOES SHOPPING

“ONE-OF-A-KIND” REIT ANNOUNCES FIRST ACQUISITION, THE 256,000-SF BELZ OUTLETS AT ST. AUGUSTINE, FL FOR $26.0 MILLION

NEW YORK, NY, MARCH 31, 2006 -- The first “no front-end load” real estate investment trust, The Lightstone Value Plus Real Estate Investment Trust (the REIT), announced today it has closed on its first acquisition. The REIT purchased the 255,758-square-foot Belz Outlets at St. Augustine, Florida for $26.0 million.

“We are excited to announce The Lightstone Value Plus REIT’s first acquisition, the Belz Outlets at St. Augustine,” said Edward Devereaux, president of Lightstone Securities, which is the REIT’s Dealer-Manager. “This high-quality asset is well-located in one of the hottest markets in the country, receiving an estimated three million guests annually, and is well within our targeted investment strategy to acquire immediate cash flow producing properties with upside potential. Belz Outlets at St. Augustine boasts a strong tenant mix and will serve as a strong anchor in our portfolio. We will continue to pursue opportunities to enhance our portfolio and maximize the return for our shareholders.”

The REIT’s sponsor is David Lichtenstein, chairman and CEO of The Lightstone Group. The Lightstone Group’s retail management arm, Prime Retail Property Management, LLC (Prime Retail), will manage the property on behalf of the REIT. Prime Retail is recognized as one of the leading retail outlet companies in the industry and currently manages a 15 million-square-foot portfolio, which includes four other outlet centers located in Florida, Prime Outlets—Ellenton, Prime Outlets—Florida City, Prime Outlets—Naples and Prime Outlets—Orlando. The Belz Outlets at St. Augustine will be re-branded as a Prime Retail outlet center.

Bob Brvenik, president of Prime Retail, said, “Prime Retail continues to maintain its market leading position in the retail industry because we offer guests luxury and lifestyle brand name retailers at great values. As with all of the retail properties we manage, our goal for the Belz Outlets at St. Augustine is to create the most enjoyable shopping experience for our guests. We will begin by enhancing our current merchant mix with even more top names in the fashion industry. We are confident our Prime Retail ‘dream team’ will bring a new level of shopping experience to the local community, which will greatly benefit the REIT’s investors.”

The 255,758-square-foot Belz Outlets at St. Augustine has 65 tenants, including such fine retailers as GUESS, Adidas, Nautica, Pacific Sunwear, Liz Claiborne, Lenox and Zales Outlet. Located at 500 Belz Outlet Road in St. John’s County, one of the fastest growing markets in the country, Belz Outlets at St. Augustine offers easy access from I-95. The center is located within 20 miles of Jacksonville, Florida and just four miles south of the World Golf Village Resort, home of the World Golf Hall of Fame and World Golf Village Golf Club.

About The Lightstone Value Plus REIT
The investment objectives of the REIT are capital appreciation and income from real estate cash flows. Minimum initial investments are $1,000 for individuals and $3,000 for tax-deferred accounts.

The REIT is unique in that its sponsor, an affiliate of The Lightstone Group, will make a significant equity investment, representing 10 percent of the capital raised by the REIT, providing 100 percent of the funds required to cover the front-end costs of the offering. This investment of up to $30 million will be made over time as subscriptions are accepted by the REIT. This unique alignment of interests will allow investors in the REIT the opportunity to see 100 percent of their investment directed into property acquisitions.

For more information on how to obtain information or acquire shares please contact:

Lightstone Securities LLC
Member NASD,SIPC
Ed Devereaux, President & CEO, edevereaux@lightstonereit.com
Jim Wellman, Marketing Director, jwellman@lightstonereit.com
460 Park Avenue
New York, NY 10022
(866) 792-8700
www.lightstonereit.com

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